Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES THAT ITS

EL DORADO CHEMICAL COMPANY SUBSIDIARY WILL NOT RENEW

ITS SUPPLY AGREEMENT WITH ORICA INTERNATIONAL IN 2015 AND

IT WILL RE-ESTABLISH DISTRIBUTION TO THE MINING SECTOR

Oklahoma City, Oklahoma … April 4, 2014 … LSB Industries, Inc. (NYSE:LXU) (“Company”) announced today that on March 31, 2014, its subsidiary El Dorado Chemical Company (“EDCC”) sent the required one year prior notice to Orica International Pte Ltd (“Orica”) that EDCC will not renew the Exclusive Ammonium Nitrate Supply Agreement, dated January 1, 2010, as amended (“Agreement”) after the initial term ending April 9, 2015.

Jack Golsen, Company Chairman, stated that “As a result of the exclusivity provision in our current Agreement with Orica, we cannot sell ammonium nitrate produced at our El Dorado, Arkansas facility into the explosives market. Our strategy was to proactively notice Orica of our intention to let our Agreement expire, and beginning in the second quarter of 2015, it is our intention to commence sales of ammonium nitrate to the explosives market. This is a market in which we have historically participated and have significant experience. Orica represented approximately 6% of LSB’s consolidated net sales for 2013.”

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining, and industrial markets, and the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by use of the words “believes”, “expects”, “intends”, “anticipates”, or similar expressions, including, without limitation, that EDCC will re-establish distribution to the mining sector, beginning in the second quarter of 2015, commence sales of ammonium nitrate to the explosives market. Actual results may differ materially from the forward-looking statements as a result of various future events, including without limitation, general economic conditions, acceptance of our product by the explosives market, inability to compete with our competitors, ability of our plant to produce, receipt of materials in a timely manner, and the “Risk Factors” in our most recent 10-K. These forward looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Company Contact:

Tony M. Shelby, Chief Financial Officer

(405) 235-4546

Mark Behrman, Senior Vice President

(405) 235-4546 x11214

Investor Relations Contact:

Fred Buonocore, CFA (212) 836-9706

Linda Latman (212) 836-9609

The Equity Group Inc.